FIRST AMENDMENT
                                                  TO
                                           RIGHTS AGREEMENT

                  Amendment, dated February 16, 1999 to the Rights Agreement, dated as of June 18, 1998 (the "Rights Agreement"), between NAC Re Corp., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Co., as rights agent (the "Rights Agent").

                                             WITNESSETH:
         WHEREAS, the Company and the Rights Agent entered into the Rights Agreement to specify the terms of the Rights (as defined therein); and

         WHEREAS, the Board of Directors of the Company and the Rights Agent deem it desirable to amend the Rights Agreement pursuant to the provisions of
Section 26 of the Rights Agreement to make certain modifications to the Rights Agreement, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Section 1(d)(ii)(A) of the Rights Agreement hereby is amended to read in its entirety as follows:

                  "(A) the right to acquire (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both) pursuant to any agreement, arrangement or understanding (excluding any merger agreement entered into with the Company and any stock option agreement entered into in connection therewith which has been approved by the Board of Directors of the Company), or upon the exercise of conversion rights, exchange rights, other rights (other than the Rights), warrants or options or otherwise; provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "Beneficially Own," securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange or"


         2. Section 7(a)(ii) of the Rights Agreement hereby is amended to read in its entirety as follows:

                  "(ii) the date on which the Rights are redeemed as provided in
         Section 23 hereof, the date on which the Rights are exchanged as provided in Section 27 hereof, or the date that any merger of the Company and any other entity that has been approved by the Board of Directors of the Company becomes effective under the relevant provisions of the Delaware General Corporation Law (such earlier date being herein referred to as the "Expiration Date")."

          3. This Amendment may be executed in any number of counterparts each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         4. Except as specifically provided in this Amendment to the Rights Agreement, the Rights Agreement shall remain in full force and effect and shall in no way be amended, modified or affected.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed, all as of the day and year first above written.

                                            NAC Re Corp.

                                            By: /s/  Nicholas M. Brown, Jr.
                                                ---------------------------
                                                  Name: Nicholas M. Brown, Jr.
                                                  Title: President and
                                                         Chief Executive Officer


                                            AMERICAN STOCK TRANSFER & TRUST CO.

                                            By:  /s/   Herbert J. Lemmer
                                                ---------------------------
                                                  Name: Herbert J. Lemmer
                                                  Title: Vice President